Exhibit 10.16

AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of December 13, 2024, is entered into by and among 1847 Holdings LLC, a Delaware limited liability company (the “Company”), and undersigned holders (the “Holders”).

RECITALS

A. On October 28, 2024, the Company entered into a securities purchase agreement with certain purchasers, including the Holders (the “Purchase Agreement”), pursuant to which the Company issued to the Holders, among other things, series A warrants to purchase common shares (the “Series A Warrants”) and series B warrants to purchase common shares (the “Series B Warrants,” and together with the Series A Warrants, the “Warrants”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

B. The parties acknowledge that the definition of “Floor Price” contained in the Warrants does not include a reference to adjustments for share splits, but that Section 5.10 of the Purchase Agreement states that “[i]n addition, each and every reference to share prices and Common Shares in any Transaction Document shall be subject to adjustment for reverse and forward share splits, share dividends, share combinations and other similar transactions of the Common Shares that occur after the date of this Agreement.” Accordingly, to further clarify, the Company has requested an acknowledgement from the Holder that following the Company’s recent 1-for-15 reverse split of its outstanding common shares, the floor price has been adjusted from $0.10 to $1.50.

C. The parties also acknowledge that, in accordance with disclosure contained in the Prospectus, the proceeds of the offering contemplated by the Purchase Agreement (the “Prior Offering”) were used to repay certain debt, which included the repayment of $117,190 owed to an affiliate of the Placement Agent.

D. The Company desires to offer and sell units to certain investors, in a private placement transaction (the “Offering”), at a purchase price per unit equal to the closing price of the Company’s common shares immediately prior to the private placement transaction (the “Unit Price”), with each unit consisting of (i) one common share and/or a prefunded warrant to purchase one common share, (ii) one series A warrant to purchase one common share at an exercise price equal to 300% of the Unit Price (subject to certain adjustments, including a full ratchet anti-dilution adjustment for reverse share splits, upon registration of the underlying common shares and upon subsequent equity issuances, subject to certain exceptions) with an alternative cashless exercise into 1.25 common shares (the “New Series A Warrants”) and (iii) one series B warrant to purchase one common share at an exercise price equal to 200% of the Unit Price (subject to certain adjustments, including a full ratchet anti-dilution adjustment for reverse share splits, upon registration of the underlying common shares and upon subsequent equity issuances, subject to certain exceptions) (the “New Series B Warrants,” and together with the New Series A Warrants, the “New Warrants”). The exercise prices of the New Warrants will be subject to the Floor Price (as is defined in the New Warrants) equal to 35% of the Minimum Price (as is defined in the New Warrants) immediately prior to the signing of the transaction documents prior to shareholder approval, and following shareholder approval, the Floor Price will be reduced to 20% of such Minimum Price; provided that upon each reverse share split, the Floor Price will be divided by two (2.0), as adjusted for such reverse share split.

E. The transaction documents for the Offering will also include a covenant that will require the Company to use its best efforts to obtain shareholder approval to reset the exercise price and the Floor Price (as defined in the Series A Warrants) of the Series A Warrants that remain outstanding to a price equal to the initial exercise price of the New Series A Warrants and reset the exercise price and the Floor Price (as defined in the Series B Warrants) of the Series B Warrants to a price equal to the initial exercise price of the New Series B Warrants. Accordingly, the quantity of shares underlying the Series A Warrants and the Series B Warrants shall increase such that multiplying the adjusted strike price by the number of underlying shares shall render the same aggregate exercise price of the Series A Warrants and the Series B Warrants upon their initial issuance.

F. The Company intends to use the net proceeds of the Offering to complete its previously announced acquisition of CMD Inc. and CMD Finish Carpentry LLC (the “Acquisition”) and the primary purpose of the Offering is to complete the Acquisition.

G. In connection with the Offering, the parties hereto desire to amend the Purchase Agreement as set forth herein.

H. Pursuant to Section 5.5 of the Purchase Agreement, the Purchase Agreement may be amended only by a written instrument of the Company and Purchasers which purchased at least 50.1% in interest of the Shares and Pre-Funded Warrants based on the initial Subscription Amounts thereunder.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Holders hereby acknowledge and agree that the Floor Price (as defined in the Warrants) is currently $1.50.

2. The Holders hereby acknowledge that $117,190 of the proceeds of the Prior Offering were used to repay certain debt owed to an affiliate of the Placement Agent.

3. Section 4.16 of the Purchase Agreement is hereby amended by adding the following new subsection (d) as follows:

“(d) Notwithstanding the foregoing, this Section 4.16 shall not apply to the Offering. For the avoidance of doubt, this Section 4.16(d) solely relates to the Offering and for no additional offerings of the Company’s securities.”

4. The Company agrees to, upon shareholder approval, effect the abovementioned resets of Series A Warrants and the Series B Warrants.

5. Except as amended as set forth above, the Purchase Agreement shall continue in full force and effect. In the event of a conflict between the provisions of this Amendment and the Purchase Agreement, this Amendment shall prevail and govern.

6. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Amendment), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of this Amendment, then, in addition to the obligations of the Company under Section 4.8 of the Purchase Agreement, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

7. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

8. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

1847 HOLDINGS LLC

By:
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

HOLDERS:

(Print Name Above)

(Sign Above)

If an entity:

Name:
Title:

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